Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Medies, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated July 8, 2022 on the balance sheet of Medies, Inc. as of February 28, 2022 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from February 1, 2022 (Inception) to February 28, 2022 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA

Bush & Associates CPA LLC

Henderson, Nevada

July 8, 2022